February 15, 2014

Daniel P. Caruso
6346 Snowberry Lane
Niwot, Colorado 80503

Re:
Advance Distribution from Communications Infrastructure Investments, LLC (the “Company”) under the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 13, 2012, as amended (the “Operating Agreement”)

Dear Dan,
In September 2013 we announced to certain holders of Common Units an advance distribution of cash from the Company in the amount of up to ten million dollars ($10,000,000). In order to ensure that more of that distribution was available to other holders of Common Units, you elected not to participate in the advance distribution. I am pleased to inform you that our Board of Managers and our investors have now approved providing you with an advance distribution of cash from the Company in the amount of $3,000,000 in respect of your Common Units.
This distribution will be treated the same as the advance distribution provided to the other Common Unit holders, except that the percentage applied to withholding of future distributions in respect of your Common Units will be 100% (not 111.111%) - i.e., there is no interest factor or similar cost for you to accept this advance distribution. Upon making the advance distribution, the Operating Agreement will be deemed to be amended by this letter to reflect this treatment. No further action is required of you.
As a result of receiving this advance distribution, you will forfeit the first $3,000,000 in future distributions made in respect of your Common Units under the Operating Agreement. In the event less than $3,000,000 is ultimately distributable with respect to such Common Units, you are not under any obligation to return any of this advance distribution to the Company. The terms of any Vesting Agreement or similar agreement evidencing your ownership of Common Units are also deemed amended as necessary to reflect the foregoing if you make this election, but will not otherwise be changed by this arrangement.
Of course, none of the Company, its employees or its advisors are providing you with any tax or other advice with respect to this distribution, and we urge you to consult your own advisors in this respect. However, do please let me know if you have any other questions.

If you agree to the terms of this letter and wish to elect to receive this advance distribution, please indicate by signing in the space provided below.

Very truly yours,

_____________________________
Ken desGarennes
Chief Financial Officer
Communications Infrastructure Investments, LLC and Zayo Group, LLC

I have read the information provided, and elect to receive the advance distribution on the terms described. I understand that my rights as a holder of Common Units will be changed by making this election.

____________________________________
Daniel P. Caruso
Date: February 15, 2014

Cc: Scott E Beer, General Counsel
Michael Choe, Chairman of Compensation Committee

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